Exhibit 4.1

ARTICLES OF AMENDMENT

TO

BANKUNITED FINANCIAL CORPORATION

1.	The name of the Corporation is BankUnited Financial Corporation (the “Corporation”).

2.	The amendments adopted amend the Statement of Designation of the Series I Class A Common Stock and Class B Common Stock of the Corporation.

a.	The second paragraph of the Statement of Designation of the Series I Class A Common Stock and Class B Common Stock of the Corporation shall provide in its entirety as follows:

WHEREAS, the Board of Directors of the Corporation desires to (i) establish a series of the Class A Common Stock, designating such series “Series I Class A Common Stock,” (ii) allocate 50,000,000 shares of the authorized Class A Common Stock to the Series I Class A Common Stock, (iii) fix and determine the relative rights and preferences of the shares of the Series I Class A Common Stock, and (iv) fix and determine the conversion rights of the Class B Stock;

b.	Paragraph (1) of Section I of the Statement of Designation of the Series I Class A Common Stock of the Corporation shall provide in its entirety as follows:

I. Designation, Allocation and Rights of Series I Class A Common Stock.

(1) Designation and Allocation. 50,000,000 of the 60,000,000 shares of Class A Common Stock authorized by the Articles of Incorporation of the Corporation hereby are determined to be and shall be of a series designated as Series I Class A Common Stock (herein called “Series I Class A Stock”).

3.	These amendments were duly adopted by the Board of Directors of the Corporation on March 24, 2004.

4.	No shareholder action was required to adopt the amendments.

IN WITNESS WHEREOF, these Articles of Amendment have been executed on behalf of the Corporation by the undersigned on this 24th day of March, 2004.

BANKUNITED FINANCIAL CORPORATION

By: /s/ Lawrence H. Blum

Lawrence H. Blum